Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 16, 2005 in the Registration Statement (Form F-1 No. 333-      ) and related prospectus of Double Hull Tankers, Inc. for the registration of 23,000,000 shares of its common stock.

/s/ ERNST & YOUNG LLP

New York, New York
September 19, 2005